Exhibit 10.1

Adesto Technologies Corporation

2019 Bonus Plan

Awards of Performance Based Cash Compensation for Executive Officers

On March 25, 2019, the Compensation Committee (“Committee”) of the Board of Directors of Adesto Technologies Corporation (“Company”) approved an executive officer bonus plan for 2019 (“2019 Bonus Plan”), and set target bonus amounts for its executive officers, including the named executive officers.

Under the 2019 Bonus Plan, in 2020, participants will be eligible to receive bonuses based upon achievement of  (i) corporate-level 2019 financial performance targets, (ii) divisional-level 2019 financial performance targets and (iii) individual-level 2019 management and business objectives (“MBOs”) established for each participant.  Target bonuses for all participants are in part determined by corporate financial performance, and in part determined by either or both of divisional financial performance and individual MBO performance, as determined by the Committee.

Under the 2019 Bonus Plan, (i) corporate-level 2019financial performance targets are measures of revenue, gross margin and adjusted EBITDA (as defined in the Company’s earnings releases) level, and (ii) divisional-level 2019 financial performance targets are measures of revenue, gross profit and contribution margin.

No bonus may be earned for performance of a corporate or divisional metric at 80% of target or less, and a maximum of 150% of target bonus can be earned for performance of a corporate or divisional metric at 110% of  the performance target or more.  For sales executives, 100% of the divisional financial performance portion of the bonus is determined by divisional revenue with no bonus being received at 15% of the revenue target and a maximum 250% of target bonus being earned at 200% of the revenue performance target.

MBOs for each participant are intended to align with the Company’s operational and strategic objectives and the participants’ respective areas of responsibility.